Dyadic Increases Ownership in its Asian Subsidiary to 100%

JUPITER, Fla. - May 4, 2006 - Dyadic International, Inc. (AMEX: DIL), a global biotechnology company (the “Company”), with subsidiaries in Hong Kong and mainland China, Poland, and The Netherlands, announced today that on April 28, 2006, it purchased the remaining 17.5% of shares held by two minority shareholders of its Asian subsidiary, giving it 100% ownership. The Asian subsidiary is located in Hong Kong and mainland China, and serves as a distributor of Dyadic's products to the Far East region. The minority shareholders received $375,000 in cash and 212,501 shares of unregistered and restricted Dyadic common stock in consideration for:

•
the transfer of all of the minority shareholders’ shares (representing 17.5% of the Asian subsidiary’s outstanding shares) to the Company, bringing the Company’s ownership in the Asian subsidiary to 100%;

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a release of the Company from, among other things, the potential $405,000 contingent obligation to one of the minority shareholders incident to the Company’s purchase of its initial majority interest in the Asian subsidiary in 1998; and

•	the cancellation of all indebtedness of the Asian subsidiary to the minority shareholders in the aggregate amount of $241,854.

Mark Emalfarb, Dyadic's Chairman and CEO, commented, “Our Asian subsidiary has been an important part of Dyadic's global business for a number of years, and has ably served as our gateway to the Far East. The Asian subsidiary team, now 74 people strong, provided approximately 40% of our 2005 revenues and has done a particularly outstanding job in helping us to establish a toe-hold in the pulp & paper industry in the Far East. We are excited about future growth opportunities in the Asian pulp & paper industry and in other areas, such as energy. Asia is a growing economy which will require significant amounts of energy, so we see it as a key market for Dyadic.” Mr. Emalfarb continued, “This transaction, along with the recently announced Debt-for-Equity conversion, significantly simplifies and streamlines our balance sheet.”

About Dyadic
Dyadic International, Inc. is engaged in the development, manufacture and sale of biological products using a number of proprietary fungal strains to produce enzymes and other biomaterials, principally focused on a system for protein production based on the patented Chrysosporium lucknowense fungus, known as C1. Dyadic currently sells more than 45 liquid and dry enzyme products to more than 200 industrial customers in approximately 50 countries.

Dyadic intends to utilize its patented enabling and proprietary platform technologies on its own behalf and under license to business collaborators for the discovery, development and manufacture of biological products from genes to produce targeted protein products for diverse markets.

Cautionary Statement for Forward-Looking Statements
Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2005. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Dyadic International, Inc.
Alexander (Sasha) Bondar, 561-743-8333
sbondar@dyadic-group.com
http://www.dyadic-group.com

or

Berkman Associates
Investor Relations Counsel
Neil Berkman, 310-826-5051
info@berkmanassociates.com